Exhibit 10.3

CONTRACT

BETWEEN

HELI ONE

A division of CHC Helicopters International Inc.

AND

EUROCOPTER

FOR THE SUPPLY OF

SIXTEEN (16) EC 225 HELICOPTERS AND TEN (10)

OPTIONAL EC225 HELICOPTERS

WITH RELATED SERVICES

SUMMARY

ANNEX 6 – SPECIMEN CERTIFICATE OF CONFORMITY FOR THE EQUIPPED HELICOPTERS

ANNEX 7 – (Internationally Left Blank)

ANNEX 8 – SPECIMEN OF ACCEPTANCE AND TRANSFER OF RISK PROTOCOL

ANNEX 9 – ***

ANNEX 10 – STORAGE CONDITIONS

PREAMBLE

THIS AGREEMENT is made on March 1st, 2007

BETWEEN:

(1)	HELI-ONE, a division of CHC Helicopters International Inc., a corporation organized and existing under the laws of Canada, whose registered office is at 4740 Agar Drive, Richmond, British Columbia V7B 1A3, Canada (hereinafter referred to as “the Buyer’)

(2)	Eurocopter S.A.S., a Société par Actions Simplifiée registered in France, whose registered office is at Aeroport International Marseille-Provence, 13725 Marignane Cedex, France (hereinafter referred to as “the Seller).

Seller and Buyer also referred to as “Party” or “Parties”

RECITALS:

Whereas the Parties are willing to enter into a contract for the procurement of sixteen (16) firm Helicopters and ten (10) Option Helicopters (as such Helicopters and Option Helicopters are defined below).

Whereas the Seller has agreed to procure, manufacture and test the Helicopters and Option Helicopters in Marignane (France) and supply the Services in accordance with the provisions of this Contract.

Whereas the Buyer has agreed to purchase the Helicopters on the term and conditions hereof and has agreed to pay the Contract Price to the Seller at the times and in the manner provided in this Contract.

Whereas each of the Buyer and the Seller has agreed to carry out and fulfil all of the other obligations imposed on them respectively under this Contract.

IT IS AGREED:

Definitions: In this Contract (including the Recitals, Annexes and any schedules or appendices), unless the context otherwise requires:

“Acceptance” means:

a.	in respect of any Supplies, the signature of the Acceptance Certificate for that Deliverable by the Buyer; and

b.	in respect of any Services, notice of completion of those Services issued by the Seller,

and “Accept” and “Accepted” are to be construed accordingly;

“Acceptance Certificate” means, in respect of any Supplies, the certificate signed on behalf of the Buyer acknowledging that the Deliverable has successfully passed all Acceptance Tests;

“Acceptance Test” means the inspection and/or testing of a EC225 as per Article 7, to ensure that it complies with the Specification of Annex 1;

“Certificate of Conformance” or “Certificate of Conformity” means the product release documentation that certifies the item is manufactured in accordance with the original equipment manufacturer’s specification and any other applicable specifications and standards; Services shall be subject to Certificate of Completion.

“Certificate of Completion” means the form that the Parties will joinly sign to certify any Service has been made in compliance with this Contract

“Contract” means this contract between the Buyer and the Seller and includes all schedules, annexes, appendices and other attachments to this contract;

“Deliverables” means the Supplies and the Services; and Deliverable means any one of them;

“Contract Effective Date” or “CED” means the date on which all the conditions subsequent referred to in Article 15 have been satisfied;

“Contract Price” means the aggregate amount payable by the Buyer to the Seller under this Contract for the Deliverables;

“Delivery Date” means the date or dates on which the respective items comprising the Supplies are delivered to the Buyer’s subject to the fulfilment of the prerequisites as defined in Article 7.5;

“Helicopters” means the sixteen (16) Eurocopter EC225 helicopters referred to as such in Annex 2, each in the configuration and according to Technical Specification as described in Annex 1, firmly purchased by the Buyer under this Contract in accordance with Article 1.1;

“Initial Delivery Date” means the anticipated date of delivery in respect of each Helicopter or Optional Helicopter as set out in Annex 2;

“Option Helicopters” means the ten (10) optional Eurocopter EC225 helicopters referred to as such in Annex 2, each in the configuration and according to Technical Specification as described in Annex 1, that may be purchased by the Buyer under this Contract, in accordance with Article 1.2;

“Parts” means any sub-components to any of the Helicopters or Option Helicopters;

***;

“Services” means the Training to be provided by the Seller to the Buyer as per Article 9 of this Contract;

“Specification” or “Technical Specification” means the specifications for the Contract Deliverables as described in Annex 1;

“Supplies” means the Helicopters, Optional Helicopters and Technical Documentation to be provided by the Seller to the Buyer as listed in Annex 1 and Article 10 of this Contract;

“Technical Documentation” means the technical documentation and publications to be provided by the Seller to the Buyer as per Article 10 of this Contract. The set of Service Bulletins excludes the service bulletins made for specific kits, optional equipment, retrofit, equipment to be fit on the Aircraft under Buyer’s requirement;

“Training” means the training courses described in Article 9 which are to be provided by the Seller to the Buyer;

ARTICLE 1 – SCOPE, OPTIONS AND PRICING OF THE CONTRACT

1.1.	HELICOPTERS

The Seller commits to sell and the Buyer commits to buy irrevocably, subject to the provisions of Article 21, the Helicopters, except as specifically agreed upon between the Parties at the time when each Delivery Date is confirmed pursuant to Article 4.3, and subject to price modification pursuant to Article 1.3.6, together with Technical Documentation (described in Article 10) and Training (described in Article 9).

1.2.	OPTION HELICOPTERS

The Seller hereby grants to the Buyer the right to purchase up to ten (10) additional EC 225 helicopters (Option Helicopters) under the following conditions:

•

Option exercise: for each one of the Option Helicopters, the Buyer will confirm its exercise in writing to the Seller at least 18 months before the corresponding Initial Delivery Date and then, following such notice, this Contract will be amended accordingly;

•	If written notice is not sent within this time the relevant Option will be considered as not exercised and expired;

•	Configuration: same as described in Annex 1 except as specifically agreed upon between the Parties at the date of each Option exercise;

•	Price: unit price of each Option Helicopter will be as indicated in Article 1.3.1.2; Payment conditions: as per Article 3.2;

•	Delivery Dates: as per Article 4.3.

1.3.	PRICES

1.3.1.	Prices

All prices in this Contract are:

(i)	in Euro (EUR) currency.

(ii)	firm and fixed, subject to Articles 1.3.1.1, 1.3.1.4, 4.3. and 5.3.1.

(iii)	inclusive of all charges and taxes attendant to the manufacture of the products.

(iv)

exclusive of any charges resulting from administrative and legislative regulations in force in the Buyer’s country and of any customs and duty charges, which are the Buyer’s responsibility. For this, the Buyer will produce reasonable proof promptly after signature that the Supplies are exempted from any taxes, duties, levies or charges of any sort due to Buyer’s country regulations and grants that should such taxes, duties, levies or charges become due, they will be paid by the Buyer or reimbursed immediately to the Seller. The Seller shall communicate to the Buyer of any liability for any such charges with sufficient advanced notice to ensure that the Buyer or Seller is able to plan to minimize or avoid such charges, as allowable by law.

Prices refer to the Deliverables explicitly mentioned in this Contract. Any configuration changes and/or additional Deliverables to be provided by the Seller must be previously agreed upon in writing and shall be subject to an amendment to the Contract, setting forth any changes in the price and/or delivery.

1.3.1.1.	In the event that the Contract does not enter into force as per Article 15 within four (4) weeks of the Contract signature date, then the prices set out in Article 1 hereto shall be actualized at the prevailing economic conditions, reckoned from the signature date. The delivery times of the products shall be adjusted to the delivery dates the Seller is then able to offer.

1.3.1.2.	For the purposes of Article 4.3 (Changes in Delivery Schedule), and Article 3 (Payment) the unit helicopter gross prices, in respect of the Helicopters and, as the case may be, Option Helicopters, are:

helicopters delivered in year 2008:    *** EUR

helicopters delivered in year 2009:    *** EUR

helicopters delivered in year 2010:    *** EUR

helicopters delivered in year 2011:    *** EUR

helicopters delivered in year 2012:    *** EUR

1.3.1.3.	***

1.3.1.4.	Upon confirmation of the Delivery Date of each Helicopter or Option Helicopter as per Article 4.3, the Buyer may elect to change its configuration subject to price adjustment in accordance with the applicable Seller’s price list.

1.3.2.	Contract Price

	QTY	TOTAL PRICE IN EUR
EC 225 Equipped Helicopters	16
Ex-works Marignane (France)
As per Technical Configuration in Annex 1

Technical Documentation (as per Article 10)		***
Training (as per Article 9)		***
***
***		***

CONTRACT PRICE		***

***

ARTICLE 2 – EXPORT/IMPORT AUTHORIZATION

All Supplies may be subject to export laws and regulations including French regulations and foreign government regulations, and the Parties acknowledge that deviation from such regulations is prohibited.

The Seller will perform all necessary and appropriate procedures for obtaining official licenses (export licenses) for the Supplies. The Buyer agrees to provide any assistance or documentation or certificate requested by the Seller to obtain the necessary licenses or to ensure compliance with applicable regulations.

The Seller shall not be liable for any damages or losses, whether direct or indirect, incurred by the Buyer if any of such necessary licenses are not granted or are granted with delay or if a license that has been granted is revoked.

The Buyer shall obtain in due time any import license required in its country for the Supplies.

In case governmental regulations do not authorize the Buyer to operate any of the Helicopters or Optional Helicopters in its intended areas, this will not be considered as default from the Seller neither will it be a ground for terminating the Contract in part or in whole.

ARTICLE 3 – PAYMENT TERMS

3.1.	GENERAL

All payments to the Seller pursuant to this Contract will be made by way of bank transfer to the following bank account:

NATEXIS BANQUE

408 Avenue du Prado

13295 - MARSEILLE CEDEX 08

Account N° (IBAN) : FR ***

BIC : ***

Notwithstanding the provisions of Article 16, all down-payment and progress payments will not be refundable.

3.2.	PAYMENTS

For the Helicopters:

Down-payment

Within four (4) weeks from the date of execution and delivery of this Contract, the Buyer shall pay to the Seller the sum of EUR *** corresponding to an amount equal to a *** per cent (***%) down-payment of the total Contract price for the Helicopters, against presentation by the Seller of

•	a proforma invoice for the corresponding amounts,

At the option of the Buyer, Seller or Seller’s nominee will purchase one EC155B helicopter S/N 6575 from the Buyer at a price of USD *** which sum shall be credited against the aforementioned down payment, with any balance payable to the Seller or the Buyer as the case may be.

Progress payments

Eighteen (18) months prior to the Delivery Date of each Helicopter, the Buyer shall pay a further payment corresponding to an aggregated amount (i.e including the aforementioned downpayment) of ***% based on the net price of each Helicopter as defined in Article 1.3 against presentation by the Seller of

•	A proforma invoice for the corresponding amount,

Balance payment

The Buyer shall pay to the Seller the balance of the Helicopter price forty five (45) days after the Acceptance against presentation by the Seller of:

•	Commercial invoice for the corresponding amount, and

•	Xerox copy of Certificate of Conformity for the corresponding Helicopter and optional equipment installed therein.

This balance payment will be reduced by the amount of Manufacturer’s Support, if any, under the conditions described in Annex 9.

For the Option Helicopters:

Down-payment

Eighteen (18) months prior to the Initial Delivery Date of each Option Helicopter in respect of which the Buyer has exercised its option, the Buyer shall pay a downpayment corresponding to ***% based on the net price of each Option Helicopter as defined in Article 1.3 against presentation by the Seller of

•	a proforma invoice for the corresponding amounts, Balance payment

The Buyer shall pay to the Seller the balance of each Option Helicopter price forty five (45) days after the Acceptance against presentation by the Seller of:

•	Commercial invoice for the corresponding amount, and

•	Xerox copy of Certificate of Conformity for the corresponding Option Helicopter and optional equipment installed therein.

This balance payment will be reduced by the amount of Manufacturer’s Support, if any, under the conditions described in Annex 9.

3.3.	Reallocation of Payments

Seller agrees to allocate down payments or progress payments to those Helicopters and Option Helicopters as may be requested from time to time by Buyer in connection with Buyer’s financing of such Helicopters and Option Helicopters, provided that in all cases the aggregate amount of all down payments and progress payments paid by the Buyer shall not be less than the aggregate amount of down payments and progress payments required to be paid hereunder.

3.4.	***

ARTICLE 4 – DELIVERY TERMS

4.1.	GENERAL

The Seller’s and the Buyer’s respective obligations for delivery of the Supplies shall be according to INCOTERMS 2000 (ICC issue n°560).

All Supplies shall be delivered Ex-Works the Seller’s factory in Marignane, France.

The Supplies will remain insured by the Seller against all risk of damage and fire up to the time of execution and delivery of the Acceptance Certificate according to Article 7 hereof.

4.2.	DELAYS

4.2.1.	Force Majeure

The Seller shall not be held responsible for failure to perform or delay in performing any of its contractual obligations under this Contract if such failure or delay is due to unforeseeable events beyond its reasonable control, including but not limited to, acts of God, war, insurrection, epidemics, sabotage shortages of labour (other than those resulting from labour disputes, strikes or lock-outs), material interruption or delays in transportation, substantial fire, explosion, equipment or machinery breakdown, material failure or delays of Seller’s source of supply, long-term shortage in material or energy, acts, orders, restrictions or priorities of any Government agency preventing the Seller to perform its obligations under the Contract (each a “Force Majeure” event).

The Seller shall notify the Buyer about the occurrence of any event of Force Majeure within due time after the commencement thereof, citing this section in said notice. In such a case, the contractual delivery dates shall be extended by any reasonable period of time required for removing the causes of the delay.

If due to governmental action the export to the Buyer of the Helicopters or the Option Helicopters or a substantial part thereof is not authorized, this situation is recognized expressly by the Parties as a case of Force Majeure and the Buyer agrees that it will hold the Seller harmless and will waive any claim for any damage that may result therefrom except for the repayment to the Buyer of any corresponding portion of the Contract Price.

4.2.2.	DELAYS BY SELLER

If the actual Delivery Date for any Helicopter or Option Helicopter occurs after the date agreed by the Parties in accordance with the terms of this Contract and further to a grace period of forty five (45) days for reasons other than force majeure or delay caused by the Buyer, the Seller shall pay to the Buyer as liquidated damages the equivalent to the capital cost, charged at a rate of 12% per annum, of 15% of the net price of the Helicopter or Option Helicopter per delayed Helicopter or Option Helicopter for the time between the end of the grace period and the actual Delivery Date.

Without prejudice to any other rights of the Buyer under this Contract, the payment of the liquidated damages as stipulated above shall be full and final satisfaction of all claims arising directly or indirectly out of the delays by the Seller.

Should the Buyer be seriously damaged by a delay of delivery due to the Seller’s failure to comply with the Delivery Date, the Seller agrees to use all reasonable efforts to find a solution limiting such damage.

4.3.	CHANGES IN DELIVERY SCHEDULE

For the Helicopters:

The Buyer shall have the right to postpone the Delivery Date of any Helicopter to a maximum of twelve (12) months, provided this is confirmed in writing to the Seller at least eighteen (18) months before the Initial Delivery Date.

In case the Buyer confirms a postponement of the Delivery Date to the Seller, the Helicopter price will be revised accordingly, so that the corresponding price will be that of the year of actual delivery, as set out in Article 1.3.1.2.

If no postponement is requested by the Buyer within the time period above, the initial Delivery Date as set forth in Annex 2 and configuration of the Helicopter as per Annex 1 will be considered as confirmed, and the corresponding progress payments will be due.

For the Option Helicopters:

At the time that each of the options is exercised, in accordance with the provisions of Article 1.2, notwithstanding the payment of the down-payment as per Article 3.2, the Buyer shall be entitled to postpone the delivery of any Option Helicopter up to four (4) months after the Initial Delivery Date of the corresponding Option Helicopter, as set forth Annex 2.

If the option is exercised and no postponement is requested by the Buyer, the Initial Delivery Date, as set forth in Annex 2, will be considered as confirmed by the Buyer.

ARTICLE 5 – SUPPLY MODIFICATIONS

5.1.	MODIFICATIONS INCORPORATED PRIOR TO DELIVERY OF THE SUPPLIES

5.1.1.	The Supplies will be manufactured and produced in accordance with the Seller’s current production configuration for the selected helicopter model. Configuration changes may be made at any time by the Seller to conform to regulations of the National Civil Aviation Authority (DGAC or EASA wherever applicable).

5.1.2.	Additionally, the Seller may carry out modifications to the Supplies pursuant to new manufacturing or engineering requirements without the consent of the Buyer, as long as such modifications do not affect the Helicopter or Option Helicopter performance, contractual price or delivery time. If modifications significantly affect Helicopter or Option Helicopter performance, related costs or delivery time, the Seller will consult the Buyer to reach an agreement on the consequences to the Contract.

5.2.	MODIFICATIONS DECIDED SUBSEQUENT TO DELIVERY OF THE SUPPLIES

5.2.1.	The Seller will notify the Buyer of any modifications that the competent National Civil Aviation Authority has decided to impose on helicopters of the same type. In the event of such modifications, the Seller shall make available to the Buyer, within a reasonable time, at the latter’s request and at the latter’s expense, the parts required to incorporate such modifications in any of the Helicopters or Option Helicopters previously delivered.

5.3.	CONFIGURATION CHANGES

5.3.1.	Subject to 17.3, the Buyer shall have the right before each Delivery Date to modify the configuration of the Helicopters or the Option Helicopters under the following conditions:

•	all configuration changes must be communicated in writing to the Seller at least 18 months before the Delivery Date; and

•	such changes will consist of replacing the existing configuration as indicated in Annex 1 by another one to be agreed between the Parties; and

•	the corresponding Helicopter or Option Helicopter price will be modified accordingly as per Article 1.3.1.4.

ARTICLE 6 – PRODUCT QUALITY AND AIRWORTHINESS DOCUMENTATION

Deliverables will be manufactured produced and delivered in accordance with the Quality Assurance Procedures of the Seller.

Confirmation that the Deliverables have satisfied the Quality Assurance Procedures will be attested by the issuance of the following documents:

•	a Certificate of Conformity as per specimen at Annex 6 hereto, issued by the Seller’s Quality Organization to certify compliance with the contractual requirements; and

•	a Certificate of Airworthiness issued by the French Civil Aviation Authority as per specimen at Annex 5 hereto; and

•	Upon request by the Buyer, a Certificate of Non-Registration issued by the French Civil Aviation Authority.

ARTICLE 7 – ACCEPTANCE PROCEDURE

7.1.	GENERAL

Prior to Acceptance of any Helicopter or Option Helicopter, the Seller may perform production flight tests and inspection flights on such Helicopter or Option Helicopter that will not exceed fifty (50) hours. Additional hours may be flown in the event that development and installation of specific equipment is requested by the Buyer.

Upon satisfactory completion of Seller’s Quality Assurance Procedures approved by the French Civil Aviation Authority a document attesting the Helicopter or Option Helicopter conformity (the “Certificate of Conformity”) will be issued by the Seller’s Quality Department.

As from the date of issuance of the Certificate of Conformity, the Helicopter or Option Helicopter shall be deemed ready for Buyer’s inspection and Acceptance.

Not later than one (1) month prior to the date on which a Helicopter is to be ready for Buyer’s inspection and Acceptance, the Seller will provide the Buyer with a precise schedule, a delivery program and the process for inspection.

Within one (1) week after receipt of this notice, Buyer will send to the Seller the personal information required from the Buyer’s representatives in order to be admitted to Seller’s premises. The information will include name, date and place of birth and passport number. The Buyer’s inspection team shall not exceed five (5) people.

Unless a deviation affecting airworthiness is found during the Buyer’s acceptance inspection, the Buyer shall accept the Supplies as being in conformity with the contractual specifications. The acceptance shall be acknowledged by the Buyer’s signature of the “Acceptance Certificate” as per specimen at Annex 8 hereto.

The Buyer shall bear its own expenses and cost related to the Acceptance Test procedures, including but not limited to those relating to travel and accommodation of its representatives during this process.

7.2.	ACCEPTANCE FLIGHTS BY THE BUYER

During the Acceptance Test procedures for each Helicopter or Option Helicopter the Buyer may perform free of charge acceptance flights, the combined time of which shall not exceed five flight hours per Helicopter or Option Helicopter.

Acceptance flights will follow the format and procedures provided by the Seller and shall be carried out under the responsibility of a Seller’s pilot acting as pilot in command.

Acceptance Test procedures shall not exceed three (3) days in duration per Helicopter or Option Helicopter (the “Acceptance Period”).

7.3.	TRANSFER OF RISK AND TITLE

Upon the signature by the Buyer of the Acceptance Certificate the Buyer shall provide a copy of a valid insurance policy to the Seller, or reasonable proof of the insurance coverage and all risks will be transferred simultaneously to the Buyer.

Promptly after effective receipt by the Seller of the balance payment as per Article 3.2, the Seller shall present to Buyer a duly executed Bill of Sale and title shall thereupon transfer to the Buyer.

If the final payment in respect of a Helicopter or Option Helicopter has not been made on time pursuant to Article 3.2, the Seller shall grant to the Buyer a remedy period not exceeding two (2) months where the Buyer shall pay to the Seller as liquidated damages the equivalent to the capital cost, charged at a rate of ***% per annum, of ***% of the net price of the relevant helicopter for the time such final payment is delayed.

Beyond such remedy period and should the Buyer not have proceeded with the relevant final payment, the Seller may collect at his sole decision the relevant helicopter back to Marignane airport at the Buyer’s cost and retain ***% of the net price of such Helicopter or Option Helicopter concerned. Should the concerned helicopter be an Option Helicopter, the Buyer shall pay an additional ***% of the net price not later than one (1) month from the date the Buyer receives written notice from the Seller of its default and a request for payment,

7.4.	BUYER’S DELAYS OF ACCEPTANCE AND/OR PAYMENT

Where the Seller complies with its obligation to provide the Supplies according to the requested Specification, should the Buyer fail to comply with the obligations to execute and deliver the Acceptance Certificate within the Acceptance period, the Seller will promptly notify the Buyer in writing to remedy such failure. All risks related to the Supplies will be deemed to be transferred to the Buyer as of the date of such notice.

After the expiry of fifteen (15) days past such written notice, if the Buyer has not remedied the aforementioned default, the Seller may retain ***% of the net price of such Helicopter or Option Helicopter concerned. Should the concerned helicopter be an Option Helicopter, the Buyer shall pay an additional ***% of the net price not later than one (1) month from the date the Buyer receives written notice from the Seller of its default and a request for payment,

7.5.	COLLECTION OF SUPPLIES

The Buyer shall take delivery of each Helicopter and Option Helicopter within two (2) weeks after the date of Acceptance.

If the Buyer fails to take delivery within the abovementioned period of time, any expenses incurred by the Seller for maintenance, storage and insurance shall be paid by the Buyer to the Seller under conditions defined in Annex 10.

At the request of the Buyer, the Seller agrees to provide an additional grace period of forty five (45) days commencing from the Delivery Date in which to pay the balance owing on any Helicopter or Option Helicopter.

Notwithstanding the provisions of Article 18, should the Buyer require such a postponement as per Article 4.3, the Buyer shall provide the Seller with the following documents:

•	Promissory note for the amount of the balance payment which will be due forty five (45) days later; and

•

Non application and/or suspension of any applicable value added tax or any other duties by the implementation of a specific deferment regime (inward process or some similar process). The Buyer shall provide to the Seller the proof of such implementation with possibility for the Seller to remain the owner of the helicopter in this process. (or a similar document if the completion is made in another country)

Should the Buyer not provide such documents to the Seller or, notwithstanding Article 19, the Seller has good reason to believe that the Buyer is insolvent, the Seller will be entitled to keep the Helicopter or Option Helicopter, which shall not constitute a waiver for the Buyer to fulfil its commitment to pay as per Article 3.2.

ARTICLE 8 – WARRANTY

8.1.	The Seller warrants that the Supplies manufactured and delivered under this Contract, excluding the materials mentioned in Article 8.1.6, are free from defects in material and workmanship under normal use and service:

The Seller’s obligation under this warranty is limited to the replacement or repair, at the Seller’s discretion, of allegedly defective Parts, which have been returned to its facility and which, at the time of any repair or replacement, have been recognized by the Seller after expertise as defective. To be eligible under this warranty the alleged failure must have occurred within the following time limits:

•	Within one thousand (1,000) flying hours or twenty four (24) months after Acceptance of the Helicopters or Option Helicopters and optional equipment, whichever expires first,

8.1.1.	The warranty period applicable to any repaired or replaced Part shall be the warranty period that was remaining on the defective Part. The Parts removed for which the Seller supplies a replacement Part shall become the property of the Seller. The Parts provided as replacement Parts by the Seller shall become the property of the Buyer.

8.1.2.	As soon as possible but within thirty (30) days of the discovery of any defect, the Buyer shall return the allegedly defective Part or Parts to the Seller. Prior to or concurrently with shipment of any allegedly defective Part or Parts, the Buyer shall furnish the Seller in writing the full details of its claim and the basis thereof.

8.1.3.	The transportation costs outbound, insurance and customs expenses and other charges, as well as the expenses incurred by the Buyer for the removal, re-installation and adjustment operations with respect to such Parts shall be borne by the Buyer.

For the return of Parts repaired or replaced by the Seller hereunder, the return transportation costs (CIP Tremblay, France) shall be borne by the Seller.

8.1.4.	The Seller’s warranty shall apply only to the extent the helicopter concerned and the Parts installed therein are operated and maintained in accordance with the instructions contained in the Technical Documentation. Moreover, this provision shall apply to spares only to the extent they are properly stored and installed, operated and maintained in accordance with the instructions set out in the Technical Documentation.

8.1.5.	Normal wear and tear of components such as, but not limited to, seals, tires, inner tubes, bulbs, packings and similar consumables Parts, as well as Parts whose list price is 50,00 Euros or less, are excluded from the Seller’s warranty.

8.1.6.	The turbine engines as well as the radio communication/radio navigation equipment, mission equipment and software incorporated in the Helicopters and Option Helicopters are covered by the warranty granted by the manufacturers of these items, the benefits of which the Seller hereby assigns to the Buyer to the maximum extent such manufacturer’s warranty exists and is assignable. Any further claims against the Seller related to these items shall therefore be excluded. In addition, the Seller will have no liability whatsoever for Buyer furnished equipment.

8.1.7.	The incorporation by the Buyer in any Helicopter or Option Helicopter of any modification which has not been recommended by or received the prior approval of the Seller shall cause the warranty to cease in respect of such helicopter. Additionally this warranty shall not apply to any Helicopter, Option Helicopter or Part which has been repaired or altered outside the Seller’s factory or approved repair center.

The warranty shall cease to apply to any Parts that are put back into service after being removed from a Helicopter or Option Helicopter involved in an accident unless the Buyer can prove that the defect is not the result of the accident.

8.1.8.	The Seller’s warranty is granted to the Buyer personally and shall not be assignable by the Buyer without the Seller’s prior written consent, provided however that the Seller’s warranty can be assigned to any financial institution in connection with any novation of rights under this Contract or any sale leaseback of any Helicopter or Option Helicopter to such financial institution.

ARTICLE 9 – TRAINING

The Seller shall provide pilot and technician training according to the conditions specified in this Article 9.

The training to be provided by the Seller shall be completed for the pilots no later than the Delivery Date of the last helicopter and for the technicians no later than six (6) months after the Delivery Date of the last helicopter supplied under this Contract.

9.1.	GENERAL

The following expenses shall be borne by the Buyer for its personnel:

•	Coverage of ground and in-flight risks incurred by its personnel and risks arising from the civil liability of this same personnel;

•	Travelling expenses from the Buyer’s country to the place of the training and back.

Except for cases of negligence of the Seller, the Buyer shall be responsible for loss and damage to any of the Buyer’s property, at all times while at the Seller’s facilities.

Personal information required from the Buyer’s representatives in order to be granted access to Seller’s premises shall be forwarded by the Buyer to the Seller at least four (4) weeks prior to their dates of arrival.

In case of training flights and/ or on job training conducted by the Seller on the Buyer’s helicopters, the helicopter will be fully insured by Buyer for any loss or damage. The insurance policy will contain a waiver of subrogation in favour of the Seller and its subcontractor. The Buyer shall produce the insurance certificate including this specific provision before the beginning of training.

Third party and passenger liability will be fully insured by the Buyer, and the Seller instructor will be included as an additional insured.

9.2.	PILOT TRAINING

The Seller will provide ground training and flight conversion training (type rating) according to the program set up by the Seller’s flight training department in France.

Buyer’s trainees will be already proficient helicopter pilots of AS 332 MK1 or MK2 helicopters, preferably MK2, with a minimum of five hundred (500) flight hours on turbine helicopter, and fluent in English.

The Seller reserves the right to define a set of minimum competency requirements for any pilot to be trained within this Contract and to refuse any pilot not meeting those requirements or to provide additional training and/or professional translation services, at prevailing rates and dates.

The flight conversion training will be given to five (5) trainees per helicopter purchased and will include the following:

a) Before the certification of the Full Flight Simulator it is required to contemplate AS332L2 pilots only, For such Pilots already qualified on AS332L2:

•	a ground course lasting eight (8) working days to be performed in Aberdeen, Scotland;

•	practical training: five (5) flight hours training in Aberdeen, Scotland on the Buyer’s helicopters, insured & made ready for flight by the Buyers (Buyer responsible for maintenance & fuel).

Among all the pilots to be trained, the Buyer is entitled to request that five (5) such pilots, who are necessarily current AS33L2 instructors, to trained with extension of instructor privileges (three (3) additional flight hours training) in order to become EC225 instructors.

Such training in Aberdeen, Scotland shall be performed in batches of ten (10) pilots. The Seller will despatch :

•

for ground training, an instructor pilot for continuous periods of sixteen (16) working days for the instruction of ten Buyer’s pilots (consisting of two (2) courses of five (5) trainees during eight (8) working days each).

•	for in-flight training, an instructor pilot for continuous periods of twenty (20) working days for the instruction of ten Buyer’s pilots.

The Buyer will make available his ten (10) pilots so as to comply with the aforementioned durations.

b) After the certification of the Full Flight Simulator

Pilots qualified on AS332L2 will be preferred to pilots qualified on AS332UL1.

For Pilots already qualified on AS332L2:

•	a ground course lasting eight (8) working days to be performed in Marignane, France;

•	practical synthetic training: three (3) flight hours training in Helisim;

•	practical in flight training: three (3) flight hours in Aberdeen on the Buyer’s helicopters, insured & made ready for flight by the Buyers (Buyer responsible for maintenance & fuel).

For Pilots already qualified on AS332UL1:

•	a ground course lasting ten (10) working days to be performed in Aberdeen;

•	practical synthetic training : six (6) flight hours training in Helisim;

•	practical in flight training: three (3) flight hours in Aberdeen on the Buyer’s helicopters, insured & made ready for flight by the Buyers (maintenance & fuel).

The in flight training in Aberdeen shall be performed by batches of ten (10) pilots. the Seller will despatch an instructor pilot for continuous periods of twelve (12) working days for the instruction of ten (10) Buyer’s pilots. The Buyer will make available his ten (10) pilots so as to comply with this duration.

The schedule and dates of the courses shall be mutually agreed by the Parties no later than six (6) months prior to the training of each batch.

9.3.	TECHNICIAN TRAINING

The Seller and the engine manufacturer will provide ground training courses for the Buyer’s confirmed technicians at the Seller’s and engine manufacturer’s training departments in France.

The Seller will provide ground training course for four (4) technicians already proficient on AS332UL1 or L2 per delivered helicopter. The technicians could be airframe/engine technicians or avionics technicians, at the Buyer’s discretion.

Each training course will be made for a firm batch of eight (8) technicians for airframe/engine and six (6) technicians for avionics. The schedule and dates of the courses shall be mutually agreed by the Parties no later than six (6) months prior to the expected dates of training.

These Airframe and Engine training courses is aimed for technicians who:

•	have B1 category basic knowledge or have an aeronautical maintenance license or diploma;

•	have recorded practical experience on AS332UL1/L2 of which at least 6 (6) months recent experience in the last twenty four (24) months;

•	who are capable of reading, writing and expressing themselves at a comprehensible level in the technical documentation language(s).

Avionics courses are aimed for technicians who:

•	have the basic B2 category knowledge or have an aeronautical maintenance diploma;

•	have recorded practical experience on AS332UL1/L2;

•	have technical knowledge on aircraft or helicopter avionic and electrical systems, with at least six (6) months recent experience in the last twenty four (24) months;

•	who are capable of reading, writing and expressing themselves at a comprehensible level in the technical documentation language(s).

Assessment checks will be held by the Seller at the beginning of each training course. The compliance with the above stated prerequisites has an impact on the assimilation and consequently the successful completion of the training.

The Seller reserves the right to define and set the minimum competency requirements for any technician to be trained within this Contract and to refuse any technician not meeting those requirements or to provide additional training that will be charged at prevailing rates and dates.

The technician training will include the following:

For technicians already proficient on AS332UL1

•	Airframe/engine technicians 5 weeks (including 1 week for engine)

•	Avionics technicians: 4 weeks

For technicians already proficient on AS332L2

•	Airframe/engine technicians 4 weeks (including 1 week for engine)

•	Avionics technicians: 4 weeks

ARTICLE 10 – TECHNICAL DOCUMENTATION

10.1.	The Seller shall provide per delivered Helicopter or Option Helicopter the following technical publications in English:

•	one copy of interactive electronic support (DVD ROM) with the documentation necessary for the maintenance of the helicopter and for the identification of parts for operation and routine servicing;

•	Hard copies of:

•	The Flight Manual (1 copy)

•	A set of Service Bulletins (1 set)

•	The Master Servicing Recommendation Manual (1 copy)

The Flight Manual and the Master Servicing Recommendation Manual shall be consistent with the helicopter definition after the completion made by the Buyer as per Annex 1.

This documentation will be initially provided at the latest available revision level. Customization of the documentation due to new equipment or installations specific to the Buyer will be provided for maintenance documentation within four (4) months after delivery of the first Helicopter and for identification documents not later than twelve (12) months after the corresponding Delivery Date.

DVD ROM updates of the documentation provided (the Flight Manual, the Master Servicing Manual and the Service Bulletins) will be supplied free of charge by the Supplier as long as the Helicopter or Option Helicopter concerned is in operation.

The Buyer undertakes to notify the Seller of any change either in the Buyer’s address or in the owner’s name if the relevant helicopter has been sold in the meantime.

10.2.	One set of engine documentation on hard copy format per Helicopter and Option Helicopter supplied will be delivered as follows:

•	Engine Maintenance Manual, and

•	Engine Illustrated spare parts and tools lists; and

•	Engine Service Bulletins.

This documentation will be issued with a five (5) year revision service and will be handled directly by the engine manufacturer distributor for the area of the Buyer’s country. Any information or further order and subscription for the update of documentation will be applied to the engine manufacturer distributor.

ARTICLE 11 – INTELLECTUAL PROPERTY

11.1.	The Seller retains all rights in respect of developments, inventions, production procedures and any intellectual property rights relating to the subject of the Contract. Copying and/or reproducing the Seller’s Supplies (including software) or publications, either wholly or partially, without the Seller’s express approval is not permitted.

11.2.	Nothing in this Contract shall be construed as a legal transfer of any patent, utility or design model, copyright, trademark or other intellectual property right.

11.3.	The Seller will defend the Buyer against any claim that any of the Deliverables sold or otherwise furnished by the Seller to the Buyer under this Contract infringes a patent or copyright in any jurisdiction where the Seller obtains an export license for such Deliverables. The Seller will pay all costs, damages and legal fees that a court finally awards as a result of such a claim, provided that the Buyer gives the Seller prompt written notice of the claim, cooperates fully with the Seller in its defence, and gives the Seller sole authority to control the case and any related settlement negotiations. The Seller will not be responsible for any settlement or payment made without its prior consent.

11.4.	If in the Seller’s opinion any of the Deliverables are likely to become the subject of a claim pursuant to Article 11.3, the Buyer will permit the Seller, at the Seller’s option and expense, to either secure for the Buyer the right to continue using the Deliverables or replace or modify the Deliverables so that it becomes non-infringing without materially affecting the performance or specifications of the Deliverables or the Buyer’s ability to use them. If neither of these alternatives is available on terms acceptable to the Seller, then the Buyer will return such Deliverables to the Seller, at its request, and the Seller will refund the purchase price for such Deliverables to the Buyer.

11.5.	The Seller will not be obligated to the Buyer under this Article 11 for any claim which is based upon:

(a)	any alteration, modification or repair of the Deliverables made by a person other than the Seller, without the Seller’s prior consent;

(b)	any non-compliance by the Buyer or any other person with the Seller’s Technical Documentation or any other designs, specifications or instruction provided by the Seller to the Buyer; or

(c)	any use or operation of the Deliverables with other products or equipment not manufactured or supplied by the Seller, unless authorized by the Seller.

ARTICLE 12 – APPLICABLE LAW AND ARBITRATION

This Contract shall be government and interpreted in accordance with French Law.

The Seller and the Buyer shall take all measures to settle any dispute that may arise out of or in connection with this Contract by way of negotiation. Either the Buyer or the Seller may request for such negeotiation by written notice to the other.

In the event the Buyer and the Seller fail to resolve the dispute, within a period of three (3) months, either of them may refer such dispute to arbitration. Such three (3) months period shall commence from the date of notification of the dispute, by registered letter with recorded delivery, addressed by either Party to the other.

All unresolved disputes should be finally resolved in accordance with the conciliation and arbitration rules of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules, unless the Parties agree on the appointment of a sole arbitrator.

The arbitration shall take place in Paris, France. The language of the arbitration shall be English. Only the English language shall be used by the Parties to settle any dispute arising herefrom. Any Party submitting evidence of any kind in another language shall bear the cost of translation or interpretation of such evidence into the English language.

It is expressly agreed that the arbitration award shall be final and binding upon the Parties.

The occurrence of any dispute shall not entitle the Parties to suspend performance of the Contract.

ARTICLE 13 – CONTRACTUAL LIABILITY

13.1.	The purchase of the Supplies by the Buyer is performed within the framework of its professional activities and the Buyer hereby expressly agrees to the limitations of liability as defined in this Contract.

Notwithstanding anything else to the contrary in this Contract or in non-mandatory/dispositive laws, neither the Seller nor the Buyer shall be liable for indirect or consequential damages and/or losses.

The Parties obligations liabilities, rights and remedies as set forth in this Contract are exclusive and are in replacement of any and all other remedies under any law or otherwise.

The Seller’s liabilities under this Contract for, based on, or by way of any liquidated damages, damage(s), penalties, compensation(s), retention(s) of payment(s), any interest(s) thereon where applicable, shall in no event exceed in total ***.

The Seller’s product liability shall however be limited to ***.

ARTICLE 14 – MISCELLANEOUS

14.1.	ENTIRETY OF THE CONTRACT AND AMENDMENTS

These terms and conditions along with the specific conditions explicitly contained and accepted in this Contract including its Annexes constitute the entire agreement between the Seller and the Buyer. They supersede all previous communications or agreements, either oral or written, between the Seller and the Buyer with respect to the object of the Contract. Any amendment of the Contract will only be valid if it is agreed in writing by the Parties.

14.2.	CONFIDENTIALITY

The Parties shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow any disclosure of, or use of, any provision of this Contract or any information relating to any provision or subject matter of this Contract, or any information directly or indirectly obtained from another party under or in connection with this Contract, except to the extent:

•	required by law or the order of a court of competent jurisdiction, or

•	required by the Buyer to obtain financing of the Supplies, or

•	required for the purpose of conducting the arbitration proceedings hereunder, or

•	that the Parties otherwise agree in writing.

14.3.	LANGUAGE

This Contract with its Preamble, Articles and Annexes shall be in English. All correspondence between the Parties shall be in English.

14.4.	ASSIGNMENT

Neither Party shall be entitled to directly or indirectly assign, transfer, mortgage, charge, pledge or otherwise dispose of any rights or interests in, or any of its obligations or liabilities under, or in connection with, or arising out of, this Contract, except with the prior written consent of the other Party, which consent may not be unreasonably withheld. Notwithstanding anything to the contrary, the Seller and Buyer shall be entitled to directly or indirectly (including due to, or by way of, a change of control) assign, transfer, mortgage, charge, pledge or otherwise dispose of (including by way of sub- contract, amalgamation or merger) any rights or interests in, or any of its obligations or liabilities under, or in connection with, or arising out of, this Contract, to its parent companies or any subsidiary thereof, or any of their directly or indirectly controlling, controlled or participated companies.

Further, Buyer may novate or assign, by way of security or otherwise, all or any part of its rights and obligations hereunder to one or more financial institutions in connection with its financing of the Supplies (a “Financier Disposal”).

Any expenses incurred in relation to a Financier Disposal (including, without limitation, legal expenses for which the Seller is responsible, if any) will be borne by the Buyer.

The Buyer agrees to co-operate with the Seller in the event that the Seller wishes to sell or assign or novate all its rights and obligations under Article 17.1 to any third party (a “Seller Disposal”).

Any expenses incurred in relation to a Seller Disposal (including, without limitation, legal expenses for which Buyer is responsible under the terms of a Financier Disposal) will be borne by Seller.

Further if any assignment, transfer, etc. by Seller will have the effect of increasing any cost of Buyer whether in respect of the Manufacturer’s Support or otherwise, such assignment, transfer, etc. may only be effected if Seller indemnifies Buyer against such increased costs.

14.5.	NOTICES AND CORRESPONDENCE

All notices and correspondence between the Parties under this Contract will be provided in accordance with Annex 3.

14.6.	GRADUATION, MARKINGS, PAINT SCHEME

Graduation, markings and paint scheme shall be as described in Annex 4.

ARTICLE 15 – ENTRY INTO FORCE

All terms and conditions stipulated herein have been duly noted and approved by both parties.

This Contract shall enter into force upon:

•	signature of the Contract by both Parties, and

•	acknowledgment of receipt by the Seller of the ***% down-payment on the Helicopters as per Article 3.2.

ARTICLE 16 – ***

ARTICLE 17 – SPECIAL CONDITIONS

17.1.	***

17.2.	***

17.3.	SAR CONFIGURATION AIRCRAFT

Among the sixteen (16) Helicopters the Buyer is entitled to purchase these Helicopters in civil SAR configuration (excluding specifically COMR register), provided configuration and price modification pursuant to Article 5.3 but not exceeding six (6) from the first eight (8) Helicopters and not exceeding a total of ten (10) EC225 among the sixteen (16) Helicopters and ten (10) Option Helicopters.

The Parties intend to define a standard of helicopter configuration for the SAR missions under which any helicopters shall be delivered for this purpose.

The Parties acknowledge that manufacturing a SAR helicopter takes more time than a Crew Change aircraft. Should the Buyer want a SAR helicopter, the Buyer must provide twenty (20) months prior written notice.

The Parties agree to contemplate aircraft for the UK SAR-H project in the aforementioned limit of a total of ten (10) SAR provided the following conditions are fulfilled:

•	the Parties will come into a new specific Manufacturer’s Support for these helicopters;

•	A minimum of fifteen (15) non UK SAR-H helicopters, among Helicopters or Option Helicopters are committed.

In connection with the future UK SAR-H tender process, the Parties intend to hold meetings by the end of 2008 for a review of the Delivery Dates of the Option Helicopters in order to modify the Delivery Date of the last four (4) Option Helicopters (as set forth in Annex 2) in 2012. Such new dates may not be modified to a later Delivery Date.

ARTICLE 18 – TAX AND DUTIES

The Buyer shall be liable for and shall pay all transfer taxes, sales taxes, and all other taxes, duties or other like charges properly payable in connection with the conveyance and transfer of the Deliverables by the Seller to the Buyer. Therefore, the Buyer shall ensure that the sums received by the Seller for the sale of the Helicopters and/or Option Helicopters shall be equal to the full amounts expressed to be due, without deduction or withholding on account of and free from any and all taxes. If the Seller is compelled by law to make any such deduction or withholding, the Buyer shall pay such additional amounts as may be necessary in order that the net amount received by the Seller after such deduction or withholding shall equal the amounts which would have been received in the absence of such deduction or withholding.

Notwithstanding the taxes paid by the Buyer as above mentioned, the Seller shall be liable for and shall pay income, capital gains or similar taxes in connection with the conveyance and transfer of the Deliverables by the Seller to the Buyer in France.

The Seller will ensure that all reasonable efforts are undertaken to exempt or zero rate for value added tax (or any similar tax, duty or charge) purposes the Deliverables under this contract.

The Seller shall, acting reasonably, cooperate with the Buyer to mitigate any tax costs payable by the Buyer.

ARTICLE 19 – REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer is a corporation duly incorporated or continued, organized and validly existing under the laws of Canada.

The Buyer has all necessary corporate power, authority and capacity to enter into this Contract and to perform its obligations; the execution and delivery of this Contract and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of the Buyer.

This Contract constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with the terms of this Contract, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

The Buyer is not a party to, bound or affected by or subject to any liquidation, bankruptcy, indenture, mortgage, lease, agreement, instrument, charter or by-law provision, order, judgment or decree which would be violated, contravened or breached by the execution and delivery by it of this Contract or the performance by it of any of the terms. The Buyer undertakes to inform immediately the Seller of any changes in its situation relating to these aforementioned items.

ARTICLE 20 – REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller is an entity duly incorporated or continued, organized and validly existing under the laws of France.

The Seller has all necessary corporate power, authority and capacity to enter into this Contract and to perform its obligations; the execution and delivery of this Contract and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of the Seller.

This Contract constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with the terms of this Contract, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

The Seller is not a party to, bound or affected by or subject to any liquidation, bankruptcy, indenture, mortgage, lease, agreement, instrument, charter or by-law provision, order, judgment or decree which would be violated, contravened or breached by the execution and delivery by it of this Contract or the performance by it of any of the terms. The Seller undertakes to inform immediately the Buyer of any changes in its situation relating to these aforementioned items.

ARTICLE 21 – TERMINATION

21.1.	***

21.2.

In case of default by the Buyer to pay or accept a Helicopter or Option Helicopter, as described in Article 7.3 or 7.4, the Parties agree to terminate part of the Contract related to the unpaid or unaccepted Helicopter or Option Helicopter.

In each event and for Helicopters only, promptly after the end of the remedy period the Buyer shall confirm the purchase of at least one Option Helicopter such as the quantity of total delivered helicopters under this Contract will not be less than sixteen (16) Helicopters. Such Option Helicopter will become a firm Helicopter.

Should such breaches occur more than two times in total for the Helicopters or should the Buyer fail to pay the additional 15% of the net price in the agreed period of time in case of termination of an Option Helicopter as set forth in Article 7.3 and Article 7.4, the Seller may terminate the whole Contract in its sole discretion. In such a case any payments made under the Contract shall be retained by the Seller.

This Contract with its Preamble, twenty one (21) Articles and its Annexes 1, 2, 3, 4, 5, 6, 7, 8, 9, and 10 is made in two original copies in the English language, for each Party to hold one. The English text of this Contract shall be valid and binding upon the Parties hereto.

This Contract cancels and supersedes all prior representations, negotiations and commitment whether oral or written, and shall be considered as the entire Contract between the PARTIES with respect to its scope and there shall be no terms, obligations, covenants, representations, warranties, statement or conditions other than those contained herein

In witness whereof, the Parties duly authorized have hereunder set their respective hands and seals on the 1st of March 2007.

Signed for and behalf of Buyer

Signed for and on behalf of the Seller

ANNEX 1

HELICOPTER CONFIGURATION

(*)	These Installations are not contemplated in the Contract: They will be procured and fitted by the Buyer under the Seller’s specifications.

ANNEX 2

DELIVERIES

(Article 4 of Contract refers)

HELICOPTERS

Deliveries are ex-works Marignane, Eurocopter factory.

Rank in this Contract	Eurocopter code name	Delivery Date
1st EC225	HLO7	End October 2008
2nd EC225	HLO8	End November 2008
3rd EC225	HLO9	End December 2008
4th EC225	HLO10	End February 2009
5th EC225	HLO11	End April 2009
6th EC225	HLO12	End May 2009
7th EC225	HLO13	End September 2009
8th EC225	HLO14	End November 2009
9th EC225	HLO15	End February 2010
10th EC225	HLO16	End May 2010
11th EC225	HLO17	End September 2010
12th EC225	HLO18	End November 2010
13th EC225	HLO19	End February 2011
14th EC225	HLO20	End May 2011
15th EC225	HLO21	End September 2011
16th EC225	HLO22	End November 2011

OPTION HELICOPTERS:

Rank in this Contract	Eurocopter code name	Delivery Date
17th EC225	HLO23	End July 2009
18th EC225	HLO24	End August 2009
19th EC225	HLO25	End October 2009
20th EC225	HLO26	End December 2009
21th EC225	HLO27	End March 2010
22th EC225	HLO28	End July 2010
23th EC225	HLO29	End October 2010
24th EC225	HLO30	End March 2011
25th EC225	HLO31	End July 2011
26th EC225	HLO32	End October 2011

ANNEX3

NOTICES and CORRESPONDENCE

Any notice provided for in this Contract to be given by either Party to the other hereunder shall be in writing and shall be delivered by hand, registered mail, return receipt required, or by national courier service or by facsimile transmission to the following address:

The address, facsimile and telephone numbers of the Parties are those set out below or such other address, facsimile and telephone numbers as may be notified by one party to the other in writing:

If to Seller:

Eurocopter S.A.S.

Aeroport International Marseille-Provence,

13725 Marignane Cedex,

France,

Tel:	+ 33 442 85 9813
Fax:	+ 33 442 85 8300
Attn:	Mr. Christophe Henno
Title:	Regional Sales Manager

If to Buyer:

Heli-One, a Division of CHC Helicopters International Inc.

4740 Agar Drive,

Richmond, British Columbia V7B 1 A3,

Canada

Tel:	+ 1 604 276 0100
Fax:	+ 1 604 276 0110
Attn:	Mr. Neil Calvert
Title:	President

All notices shall be deemed to be delivered:

a)	if delivered by hand, on the day of delivery;
b)	if sent by facsimile, on the next business day after the date of sending; or
c)	if sent by courier or registered mail, upon receipt by the applicable Party.

ANNEX4

MARKINGS

4.1	GRADUATION OF THE INSTRUMENTS, MARKINGS AND EXTERIOR FINISH

4.1.1	Graduation of Instruments

The flight instruments shall be graduated as follows:

•	airspeed indicator: Knots

•	altimeter: Feet

•	rate-of-climb: Feet/mn

•	hydraulic pressure: Bars

•	fuel gauges: Kg

•	fuel tanks capacity: Litres

•	Temperatures: °C

•	Weight and centre of gravity: Kg & m

ANNEX5

SPECIMEN CERTIFICATE OF AIRWORTHINESS

ANNEX 6

SPECIMEN CERTIFICATE OF CONFORMITY FOR

THE EQUIPPED HELICOPTERS

ANNEX 7

(blank)

ANNEX 8

SPECIMEN OF ACCEPTANCE AND TRANSFER OF

RISK CERTIFICATE

ACCEPTANCE AND TRANSFER OF RISK CERTIFICATE

The undersigned

Name:

Position:

Duly authorised by and on behalf of:

Hereby declares to have accepted pursuant to Contract

N°	date

Entered with EUROCOPTER S.A.S.

The helicopter:

Type:

Serial number:

Delivered by EUROCOPTER in compliance with the Technical Specification attached to the above referenced contract, for the standard aircraft, equipment and airborne kit.

The Buyer acknowledges that the signature of this protocol signifies its Acceptance of the Helicopter and of all related risks.

Signed in Marignane on:

For the Buyer:	In the presence of EUROCOPTER

Name:

Position:

ANNEX 9

***

ANNEX 10

STORAGE CONDITIONS

The storage fees at Seller’s facilities in Marignane amounts to EUR *** per aircraft and per month including:

•	insurance fees

•	line maintenance of the helicopter, including engines

•	storage fees